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                                                                   EXHIBIT 23.01

                         Independent Auditors' Consent


The Board of Directors and Stockholders
The St. Joe Company:

We consent to the incorporation by reference in the registration statements (No. 333-23571, No. 333-43007, No. 333-51726 and No. 333-51728) on Forms S-8 of
The St. Joe Company of our report dated February 5, 2002, except for note 16, as to which the date is February 26, 2002, with respect to the consolidated balance sheets of The St. Joe Company as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity, and cash flow for each of the years in the three-year period ended December 31, 2001, and related financial statement schedule, which report appears in the December 31, 2001, annual report on Form 10-K/A of The St. Joe Company.

Our report refers to the implementation by The St. Joe Company of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, which changes the way derivative instruments are recorded.

KPMG LLP



Jacksonville, Florida
April 3, 2002